                                                                      EXHIBIT 99


October 10, 2002                             FOR IMMEDIATE RELEASE
                                             ---------------------

Contact:

Richard F. Bonini                            Mario S. Levis
Senior Executive Vice President              Senior Executive Vice President
and Chief Financial Officer                  and Treasurer
Tel: (212) 329-3728                          Tel: (787) 474-6709


               DORAL FINANCIAL CORPORATION REPORTS RECORD EARNINGS
            FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2002, THE 19TH
                 CONSECUTIVE QUARTER IT ACHIEVES RECORD EARNINGS

         San Juan, Puerto Rico, October 10, 2002 - Doral Financial Corporation (NASDAQ: DORL), a diversified financial holding company with banking operations in the United States and Puerto Rico and the largest residential mortgage lender in Puerto Rico, reported record results for the third quarter and first nine months of 2002, the 19th consecutive quarter it achieves record earnings.

         Net income for the third quarter of 2002 amounted to a record $58.3 million, compared to $36.8 million for the third quarter of 2001, an increase of 58%. For the first nine months of 2002, Doral Financial earned a record $156.8 million, compared to income of $95.5 million (before the cumulative gain-effect of a change in accounting principle) for the same period a year ago, an increase of 64%. For the third quarter of 2002 consolidated earnings per diluted share were $0.74, compared to $0.49 per diluted share a year ago, which represents an increase of 51%. For the first nine months of 2002, consolidated earnings per diluted share were $2.02, compared to $1.33 per diluted share (before the cumulative gain-effect of a change in accounting principle) for the first nine months of 2001, an increase of 52%.

         Net interest income for the third quarter and first nine months of 2002 was $39.2 million and $112.8 million, respectively, compared to $24.7 million and $55.0 million for the same periods a year ago. The increase in net interest income reflects the positive effects of reductions in interest rates as well as the increase in interest earning assets.

         The volume of mortgage loan production for the third quarter of 2002 was $1.3 billion, compared to $1.1 billion for the comparable 2001 period, an increase of 18%. This is the highest mortgage loan production for any given quarter in the Company's history. The volume of mortgage loan production for the first nine months of 2002 was $3.8 billion, compared to $3.1 billion for the corresponding 2001 period, an increase of 23%. The increase in mortgage loan production was driven principally by the continued high demand for new housing in Puerto Rico. While refinancing activity has naturally increased as a result of lower interest rates, the increase was substantially lower than in the mainland United States. In Puerto Rico refinancing loans are generally in smaller loan amounts and tend to be driven more by debt consolidation considerations rather than interest rate savings. For the first nine months of 2002, 55% of the Company's internal loan originations consisted of refinanced loans, which is consistent with Doral Financial's historical experience. As a result of such strong mortgage loan production, the servicing portfolio increased to $ 10.9 billion as of September 30, 2002 compared to $10.0 billion as of December 31, 2001 and to $9.7 billion a year ago on September 30, 2001.

         For the third quarter of 2002, Doral Financial's total non-interest income increased by 45% to $68.0 million, from $47.0 million for the third quarter of 2001. Net gain on mortgage loan sales and fees, the main component of non-interest income, was $53.0 million for the third quarter of 2002 as compared to $44.8 million for the 2001 period. For the first nine months of 2002, Doral Financial's total non-interest income increased by 27% compared to the first nine months of 2001. Net gain on mortgage loan sales and fees was $157.2 million for the first nine months of 2002 an increase of $21.0 million from $136.2 million for the corresponding period a year ago.

         Gain on trading activities of $4.8 million for the third quarter of 2002 includes the favorable impact on earnings of marking to market the Company's portfolio of trading securities, which consists primarily of tax exempt Puerto Rico GNMA securities, and is net of losses on derivatives used as hedges for risk management purposes.

         Commission and fee income for the quarter and nine months ended September 30, 2002, were $5.7 million and $15.2 million, respectively, representing increases of 13% and 18%, respectively, with the comparable periods of 2001. The increases in commission and fee income reflected the contributions made by the Company's insurance agency and broker-dealer subsidiaries.

         For the quarter ended September 30, 2002, net servicing loss was $5.6 million compared to a loss of approximately $704,000 for the third quarter of 2001. For the nine months ended September 30, 2002, net servicing loss was approximately $6.3 million compared to a gain of $3.8 million for the corresponding period of 2001. The decreases in servicing income for both the quarter and nine month periods were due to amortization and impairment charges related to increases in mortgage prepayment rates, resulting from the reduction in interest rates. The Company recorded an impairment charge of $7.5 million during the third quarter of 2002. The net decrease in servicing income was more than


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

offset by increases in gain on mortgage loan sales and fees, gain on sale of securities and other sources of revenue which benefited from the lower interest rate scenario.

         The Company's mortgage loan production has added a significant amount of recently originated mortgages particularly FHA/VA, Fannie Mae and Freddie Mac conforming loans to the Company's servicing portfolio. These loans have a lower weighted average interest rate than that of the existing mortgage servicing portfolio and should be subject to lower prepayment and therefore should extend the average life of the servicing portfolio. As noted above, the servicing portfolio increased to $10.9 billion as of September 30, 2002 from $9.7 billion a year ago.

         Doral Bank, Puerto Rico (PR), which is Puerto Rico's fastest growing commercial bank, finished the first nine months of 2002 with $4.3 billion in assets and $1.9 billion in deposits, an increase of 23% and 27%, respectively, as compared to December 31, 2001.

         Doral Bank, New York (NY) continued its steady growth. As of September 30, 2002, Doral Bank NY had assets of $303.1 million and deposits of $240.2 million an increase of 30% and 42%, respectively, as compared to December 31, 2001.

         Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer commented on the financial results by stating: "It is a pleasure to report this excellent performance for the third quarter and nine months ended September 30, 2002. The Company once again surpassed historical records in mortgage loan production, mortgage servicing portfolio, earnings, capital and in several key financial ratios".

         With the intention to further enhance shareholders' value, the Company's Board of Directors on August 9, 2002, approved a 10% dividend increase in Doral's common stock quarterly dividend on top of the 20% dividend increase previously announced on January 21, 2002. The Board of Directors also approved a three-for-two stock split on the Company's common stock in the form of a stock dividend that was paid on September 14, 2002 to holders of record on August 30, 2002.

         The Chairman stated that despite the current economic environment, the Company's recent performance and the continued strength of the Puerto Rico residential mortgage market leads him to remain optimistic about the Company's prospects for the future. The unmet demand for residential housing in Puerto Rico, the Company's principal market, was estimated at 100,000 units. Most of this demand is from moderate to medium income families, the Company's target market segment. The Chairman also feels that the Company's banking subsidiaries in Puerto Rico and New York offers excellent opportunities for growth. The


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

Company's insurance agency and broker-dealer subsidiaries should also continue to contribute increasing amounts of commission and fee income thereby further diversifying the Company's revenue sources. The Chairman stated that the Company is committed to protect the Company's earnings and assets by, among other things, continuing to invest in high quality assets such as in mortgage loans and AAA rated investment securities, and maintaining an active risk management program.

         The Chairman noted that the strength of the Company's underwriting standards was evidenced by the fact that the overall delinquency ratio for the Company's mortgage servicing portfolio had decreased by approximately 5.4% from a year ago despite a slower economic environment.

         The Chairman also said that he is proud to report that Doral Financial ranked third among all HUD lenders in the U.S. in terms of loans with the lowest default rate within the first two years of originations for the period ended August 31, 2002.

         Mr. Levis concluded by stating proudly that Doral Financial expects to complete 2002 with a stockholders' equity in excess of $1 billion, a long time goal, twice the amount of stockholders' equity of $506 million at year end December 31, 2000.

         Doral Financial's Chief Executive Officer, its Chief Financial Officer and its Treasurer are available to answer appropriate questions regarding earnings results as well as other corporate matters at any time convenient to interested participants. You are welcome to call.


FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning the Company's economic future performance. The words or phrases "expect", "anticipate", "look forward", "should" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


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

                          DORAL FINANCIAL CORPORATION

                      Consolidated Statement Of Operations
                 (Dollars in Thousands, except Per Share Data)
                                 (Nasdaq:DORL)
                                  (Unaudited)

                                                                          QUARTER ENDED                    NINE MONTHS ENDED
                                                             ---------------------------------------   -------------------------
                                                                   SEPTEMBER 30,          JUNE 30,           SEPTEMBER 30,
                                                             -------------------------   -----------   -------------------------
                                                                 2002          2001          2002          2002          2001
                                                             -----------   -----------   -----------   -----------   -----------
Interest income                                              $   105,369   $    92,826   $   105,330   $   307,782   $   264,720
Interest expense                                                  66,123        68,135        67,653       194,973       209,685
                                                             -----------   -----------   -----------   -----------   -----------
Net interest income                                               39,246        24,691        37,677       112,809        55,035
Provision for loan losses                                          2,055         1,062           989         3,792         3,128
                                                             -----------   -----------   -----------   -----------   -----------
Net interest income after provision for loan losses               37,191        23,629        36,688       109,017        51,907
                                                             -----------   -----------   -----------   -----------   -----------
Non-interest income
 Net gain on mortgage loan sales and fees                         53,001        44,803        58,247       157,238       136,160
 Trading activities                                                4,806        (3,539)       (6,629)       (6,893)      (18,409)
 Gain on sale of investment securities                            10,119         1,453         3,198        16,109         3,668
 Servicing (loss) income, net of amortization and impairment      (5,596)         (704)       (2,100)       (6,310)        3,791
 Commissions, fees and other income                                5,662         5,031         5,043        15,216        12,918
                                                             -----------   -----------   -----------   -----------   -----------
Total non-interest income                                         67,992        47,044        57,759       175,360       138,128
                                                             -----------   -----------   -----------   -----------   -----------
Non-interest expense:
 Compensation and benefits, net                                   13,449        11,458        13,698        39,998        35,066
 Taxes, other than payroll and income taxes                        1,830         1,078         1,190         4,069         3,294
 Advertising                                                       2,918         2,560         2,780         8,129         7,018
 Professional services                                             1,778         1,272         1,758         5,249         4,102
 Communication and information systems                             3,318         2,685         3,110         9,172         7,428
 Occupancy and other office expenses                               5,546         4,279         5,141        15,171        12,403
 Depreciation and amortization                                     3,263         2,890         2,860         8,692         7,634
 Other, net                                                        3,695         2,304         3,463         9,945         4,230
                                                             -----------   -----------   -----------   -----------   -----------
Total non-interest expense                                        35,797        28,526        34,000       100,425        81,175
                                                             -----------   -----------   -----------   -----------   -----------
Income before income taxes                                        69,386        42,147        60,447       183,952       108,860
Income taxes                                                      11,102         5,337         8,460        27,141        13,389
                                                             -----------   -----------   -----------   -----------   -----------
Income before cumulative gain-effect
  of change in accounting principle                               58,284        36,810        51,987       156,811        95,471
 Cumulative gain-effect of change in accounting principle,
 net of tax                                                           --            --            --            --         5,929
                                                             -----------   -----------   -----------   -----------   -----------

NET INCOME                                                   $    58,284   $    36,810   $    51,987   $   156,811   $   101,400
                                                             ===========   ===========   ===========   ===========   ===========
Earnings Per Share:(1)
  Basic:
    Income before cumulative gain-effect                     $      0.75   $      0.50   $      0.68   $      2.05   $      1.35
    Cumulative gain-effect of change in accounting
     principle                                                        --            --            --            --          0.09
                                                             -----------   -----------   -----------   -----------   -----------

NET INCOME                                                   $      0.75   $      0.50   $      0.68   $      2.05   $      1.44
                                                             ===========   ===========   ===========   ===========   ===========
  Diluted:
    Income before cumulative gain-effect                     $      0.74   $      0.49   $      0.67   $      2.02   $      1.33
    Cumulative gain-effect of change in accounting
     principle                                                        --            --            --            --          0.08
                                                             -----------   -----------   -----------   -----------   -----------
NET INCOME                                                   $      0.74   $      0.49   $      0.67   $      2.02   $      1.41
                                                             ===========   ===========   ===========   ===========   ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:(1)
  Basic                                                       71,835,781    69,133,046    71,785,107    71,782,354    65,667,615
                                                             ===========   ===========   ===========   ===========   ===========
  Diluted                                                     73,037,447    70,259,864    72,881,694    72,913,228    66,711,365
                                                             ===========   ===========   ===========   ===========   ===========

(1) ADJUSTED TO REFLECT THREE-FOR-TWO STOCK SPLIT EFFECTIVE SEPTEMBER 14, 2002


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

                           DORAL FINANCIAL CORPORATION
                    Selected Balance Sheet And Operating Data
                  (Dollars in Thousands, except Per Share Data)
                                  (Nasdaq:DORL)
                                   (Unaudited)

                                                                          AS OF
                                                   --------------------------------------------------
                                                   SEPTEMBER 30, 2002 JUNE 30, 2002 DECEMBER 31, 2001
                                                   ------------------ ------------- -----------------
BALANCE SHEET DATA
Money market investments                               $ 1,477,812     $ 1,142,058     $   548,415
Mortgage loans held-for-sale                             2,329,624       2,109,772       1,947,494
Trading securities, at fair value                        1,232,292       1,070,842         993,328
Securities held-to-maturity                                548,404         784,617         866,335
Securities available-for-sale                              459,154       1,130,586         928,179
Loans receivable, net                                      769,393         720,349         644,113
Total assets                                             7,666,164       7,921,443       6,694,283
Deposits                                                 2,106,619       2,116,108       1,669,909
Stockholders' equity                                       997,641         941,567         762,120

BOOK VALUE PER COMMON SHARE (1)                        $     10.71     $      9.93     $      8.89

LOAN SERVICING PORTFOLIO                               $10,923,000     $10,674,000     $10,006,000

                                                           FOR THE QUARTER ENDED       FOR THE NINE MONTHS ENDED
                                                              SEPTEMBER 30,                  SEPTEMBER 30,
                                                       ---------------------------     --------------------------
OPERATING DATA                                             2002           2001            2002           2001
                                                       -----------     -----------     -----------    -----------
Mortgage loan production                               $ 1,329,000     $ 1,093,000     $ 3,771,000    $ 3,059,000

                                                               FOR THE QUARTER ENDED            FOR THE NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                      SEPTEMBER 30,
                                                              -----------------------           -------------------------
FINANCIAL RATIOS                                              2002              2001              2002              2001
                                                              -----             -----           -------             -----
Return on average assets:
 Income before cumulative gain-effect                          3.15%             2.29%             2.89%             2.14%
 Net income                                                    3.15%             2.29%             2.89%             2.27%
Return on average common equity:
 Income before cumulative gain-effect                         29.44%            26.18%            28.52%            26.24%
 Net income                                                   29.44%            26.18%            28.52%            28.00%
Common stock dividend payout ratio:
 Income before cumulative gain-effect                         14.86%            16.89%            15.35%            17.59%
 Net income                                                   14.86%            16.89%            15.35%            16.51%

Efficiency ratio                                              38.78%            38.64%            36.00%            39.04%

                                                               FOR THE QUARTER ENDED           FOR THE NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                     SEPTEMBER 30,
                                                              ----------------------           -------------------------
CASH DIVIDENDS PER SHARE (1)                                   2002            2001             2002              2001
                                                              ------           -----           -----             -------
Common                                                        $ 0.11           $0.08            $0.31            $ 0.23
Noncumulative preferred, series A                             $ 0.88           $0.88            $2.64            $ 2.64
Noncumulative preferred, series B                             $ 0.52           $0.52            $1.56            $ 1.56
Noncumulative preferred, series C                             $0.455           $  --            $0.61            $   --

(1) ADJUSTED TO REFLECT THREE-FOR-TWO STOCK SPLIT EFFECTIVE SEPTEMBER 14, 2002


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